                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL  STATEMENT  OF  BENEFICIAL  OWNERSHIP  OF  SECURITIES  Filed
    pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a)  of the  Public  Utility  Holding  Company  Act of  1935 or
               Section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

 McAlhaney                      W.  Hardee
-------------------------------------------------------------------------------
   (Last)                         (First)                         (Middle)

                             7851 Greenbriar Parkway
-------------------------------------------------------------------------------
                                 (Street)

 Orlando                            FL                            32819
----------------------------------------------------------------- --------------
  (City)                         (State)                              (Zip)
-------------------------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)

     10/00
-------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     Holiday RV Superstores, Inc.  RVEE
-------------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                      [ ]  10% Owner
     [X] Officer (give title below)     [ ]  Other (specify below)

         Chief Financial Officer
-------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

-------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)
     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

====================================================================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
====================================================================================================================================
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

====================================================================================================================================
        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Options Granted             *         *           Common Stock           10,000             $3.44            D

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
*Immediately exercisable

12/14/00                                     W. Hardee McAlhaney
---------------                             ---------------------------------
Date                                        **Signature of Reporting Person

**International  misstatements or omissions of facts constitute Federal Criminal
Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, See Instruction 6 for procedure.